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(OMNI ENERGY SERVICES CORP. LOGO)      NEWS RELEASE                 Nasdaq: OMNI
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4500 NE Evangeline Thwy o Carencro, LA 70520 o Phone o 337-896-6664
o Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 04-34

FOR MORE INFORMATION CONTACT:
G. Darcy Klug, Executive Vice President (337) 896-6664


               OMNI SECURES $100 MILLION SENIOR CREDIT COMMITMENT

     Proceeds to be Used to Redeem Debentures, Re-Finance Long-Term Debt and
                             Provide Working Capital

         CARENCRO, LA - OCTOBER 20, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI) announced today it has received a commitment to complete a $100 million Senior Credit Facility from Ableco Finance LLC, an affiliate of Cerberus Capital Management L.P. The proceeds will be used to redeem the Company's outstanding 6.5% Subordinated Convertible Debentures, re-finance certain long-term debt and provide working capital. Closing is expected during the fourth quarter of 2004 and is subject to the negotiation, execution and delivery of loan documentation reasonably satisfactory to the lenders and the approval of the Company's Board of Directors.

         On the new Senior Credit Facility, James C. Eckert, OMNI's Chief Executive Officer, commented, "This new credit facility is an exciting component of our strategic business model that will facilitate the continued expansion and growth of OMNI, and will do it without diluting shareholder value. The structure of the new Senior Credit Facility, which utilizes a combination of new senior secured debt supplemented with significant levels of mezzanine financing, positions OMNI to continue aggressively pursuing strategic acquisitions. Our new affiliation with Ableco Finance LLC speaks highly of OMNI's credit worthiness and growth potential. Management remains confident in its long-range business model to establish OMNI as a leading provider of an integrated range of services to the oil and gas industry," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Aviation, Permitting, Seismic Survey and Environmental. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, completion on the Senior Credit Facility on favorable terms, or at all, and other risks detailed in the Company's filings with the Securities and Exchange Commission.